Exhibit 99.2

Watsco Boosts Annual Dividend 11% to $12.00 Per Share

MIAMI, FLORIDA — (GLOBENEWSWIRE), February 18, 2025 — Watsco, Inc. (NYSE:WSO) announced that its Board of Directors approved an 11% increase in its annual dividend to $12.00 per share on each outstanding share of its Common and Class B common stock. The increase will be reflected in the Company’s next quarterly dividend payment in April 2025.

Albert H. Nahmad, Watsco’s Chairman & CEO stated: “We are pleased to increase dividends to shareholders, reflecting the strength of our 2024 performance and our confidence in the prospects of our business, which is fundamentally supported by our strong balance sheet.”

Watsco has paid dividends to shareholders for 51 consecutive years. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative balance sheet with continued capacity to build its distribution network. Future changes in dividends are considered in light of investment opportunities, cash flow, general economic conditions and Watsco’s overall financial condition.

About Watsco

Watsco is the largest distributor of heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico, and Puerto Rico, and on an export basis to Latin America and the Caribbean.

The Company’s focus is on the replacement market, which has increased in size and importance as a result of the aging of installed systems, the introduction of higher energy efficient models and the necessity of HVAC products in homes and businesses. According to data published in March 2023 by the Energy Information Administration, there are approximately 102 million HVAC systems installed in the United States that have been in service for more than 10 years, most of which operate well below current minimum efficiency standards.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments.

Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

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